Exhibit 99.1
Navitas Semiconductor Announces “Redemption Fair Market Value”
in Connection with Previously Announced Warrant Redemption

El Segundo, CA, February 22, 2022 – Navitas Semiconductor Corporation (Nasdaq: NVTS, NVTSW) today announced the “Redemption Fair Market Value” in connection with its upcoming redemption of all outstanding warrants to purchase shares of Navitas Class A common stock.
Navitas previously announced it will redeem all of its publicly traded and privately held warrants that remain unexercised at 5:00 p.m. New York City time on March 7, 2022 (the “Redemption Date”), for a redemption price of $0.10 per warrant. The “Redemption Fair Market Value” is used to determine the number of shares of stock that will be issued to warrant holders who elect to exercise their warrants on a “cashless” basis before the Redemption Date, subject to the terms of Navitas’ previously issued Notice of Redemption.
Navitas’ warrant agent, Continental Stock Transfer & Trust Company (the “Warrant Agent”), has delivered a Notice of Redemption Fair Market Value to registered holders of outstanding warrants, informing them that:
a.    based on the Redemption Date, the Redemption Fair Market Value is $10.33; and
b.    as a result, holders who exercise their warrants on a “cashless” basis before 5:00 p.m. New York City time on the Redemption Date will be entitled to receive 0.261 shares of Navitas common stock per warrant exercised.

Exercise Procedures and Deadline for Warrant Exercise
Warrant holders have until immediately before 5:00 p.m. New York City time on the Redemption Date to exercise their warrants. Payment upon exercise of the warrants may be made either (i) in cash, at an exercise price of $11.50 per share of common stock or (ii) on a “cashless” basis in which the exercising holder will receive 0.261 shares of Navitas common stock per warrant exercised. Warrants may be exercised on a “cashless” basis regardless of the market value of the common stock at the time of exercise and even if such value is less than the warrant exercise price of $11.50 per share. If a holder of warrants would be entitled to receive a fractional share of stock as a result of warrants exercised at one time, the number of shares of common stock the holder will be entitled to receive will be rounded down to the nearest whole number of shares.
Holders wishing to exercise their warrants should follow the procedures described in the Notice of Redemption and the Election to Exercise form included with the notice. Holders of warrants held in “street name” should immediately contact their brokers to determine exercise procedures. Since the act of exercising is voluntary, holders must instruct their brokers to submit the warrants for exercise.
Termination of Warrant Rights
Any Navitas warrants that remain unexercised at 5:00 p.m. New York City time on the Redemption Date will be void and no longer exercisable, and the holders of those warrants will be entitled to receive only the redemption price of $0.10 per warrant.
Prospectus
A prospectus covering the sale of the shares of common stock issuable upon the exercise of the warrants is included in a registration statement on Form S-1 (Registration No. 333-261323) filed by Navitas with, and declared effective by, the Securities and Exchange Commission (“SEC”).
Additional Information
For additional information, including copies of the Notice of Redemption (including the Election to Exercise form) and Notice of Redemption Fair Market Value, please visit our investor relations website at https://ir.navitassemi.com. Information is also available in Navitas’ related filings with the SEC, including its current reports on Form 8-K filed with the SEC on February 4, 2022 and February 22, 2022, available on our website at at https://ir.navitassemi.com and on the SEC’s website at https://www.sec.gov.

Questions concerning redemption or exercise of the warrants may be directed to the Warrant Agent, Continental Stock Transfer & Trust Company, at 1 State Street, 30th Floor, New York, NY 10004, Attention: Compliance Department, or by calling (212) 509-4000.
No Offer or Solicitation
This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any offer, solicitation of an offer or sale of any Navitas securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Navitas
Navitas Semiconductor Corporation (Nasdaq: NVTS and NVTSW) is the industry leader in GaN power ICs, founded in 2014. GaN power ICs integrate GaN power with drive, control and protection to enable faster charging, higher power density and greater energy savings for mobile, consumer, enterprise, eMobility and new energy markets. Over 145 Navitas patents are issued or pending, and over 35 million GaNFast power ICs have been shipped with zero reported GaN field failures. Navitas rang the opening bell and started trading on Nasdaq on October 20, 2021.
Contact Information
Media
Graham Robertson, CMO Grand Bridges
Graham@GrandBridges.com
Investors
Stephen Oliver, VP Corporate Marketing & Investor Relations
ir@navitassemi.com